UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2012

INDEPENDENT BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan	0-7818	38-2032782
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

230 West Main Street, Ionia, Michigan	48846
(Address of Principal Executive Offices)	(Zip Code)

(616) 527-5820
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement.

On May 23, 2012, Independent Bank (the "Bank"), the wholly-owned bank subsidiary of Independent Bank Corporation, entered into a Purchase and Assumption Agreement (the "Agreement") with Chemical Bank.  Pursuant to the Agreement, the Bank agreed to sell and transfer 21 of the Bank's branch locations to Chemical Bank, along with certain deposit liabilities, loans, and other assets and liabilities associated with such branch locations.

It is currently expected that the transaction will result in the transfer of approximately $420 million of deposits to Chemical Bank in exchange for the payment by Chemical Bank of a deposit premium of approximately $12.4 million. The actual amount of deposits transferred to Chemical Bank, and the actual premium paid for such deposits, will be determined at the time of the closing of the transaction, in accordance with the terms and conditions of the Agreement.  In addition, the transaction involves the sale of the real property and other fixed assets associated with the branch locations being sold.  Chemical Bank will also have the right to purchase certain loans originated at the branches being sold.   The closing of the transaction is subject to the terms and conditions set forth in the Agreement, including the receipt of regulatory approval, but is currently expected to be completed by the end of the third quarter of 2012.

The description of certain terms of the Agreement set forth above is only a summary and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Purchase and Assumption Agreement, dated as of May 23, 2012, by and between Independent Bank and Chemical Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT BANK CORPORATION

Dated: May 30, 2012	By	/s/ Robert N. Shuster
Robert N. Shuster
Its: Executive VP and Chief Financial Officer